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Q2 2022 Earnings Prepared Comments

Jonathan Lock, The Chemours Company, Senior Vice President, Chief Development Officer

Welcome to The Chemours Company’s Second Quarter 2022 earnings conference call. I'm joined today by Mark Newman, President and Chief Executive Officer, and Sameer Ralhan, Senior Vice President and Chief Financial Officer.

Before we start, I’d like to remind you that comments made today, as well as the supplemental information provided in our presentation and on our website, contain forward-looking statements that involve risks and uncertainties, including the impact of Covid-19 on our business and operations, and the other risks and uncertainties described in the documents Chemours has filed with the SEC. These forward-looking statements are not guarantees of future performance and are based on certain assumptions and expectations of future events that may not be realized. Actual results may differ, and Chemours undertakes no duty to update any forward-looking statements as a result of future developments or new information.

During the course of this call, management will refer to certain non-GAAP financial measures that we believe are useful to investors evaluating the company’s performance.  A reconciliation of non-GAAP terms and adjustments are included in our release and at the end of this presentation.

With that, I’ll turn the call over to our CEO Mark Newman who will review the highlights from the second quarter.

Mark Newman, The Chemours Company, President and Chief Executive Officer

Thank you, Jonathan, and thank you for joining us today.  I will begin my remarks on chart 3.

I am thrilled to share our second quarter results with you today.  We had a record setting quarter across a number of our businesses and set a revenue record as a company this quarter.  Adjusted EBITDA for the quarter was our second best result since spin.

It goes without saying that our results are driven by the insights, dedication, and hard work of each and every one of our 6,400 employees, and I would like to commend the entire Chemours team worldwide for their unwavering dedication to our customers’ success despite the supply chain conditions.  We continue to remain focused on safety, execution and delivery against our financial goals as we head into the second half of the year.

Let’s move on to the highlights.  We delivered a phenomenal second quarter with growth in both Net Sales and Adjusted EBITDA.  In the second quarter, the top line grew by 16 percent to a record $1.9 billion dollars and adjusted EBITDA increased by 30 percent to $475 million dollars.

The performance of TSS and APM businesses are a testament to the secular growth potential we are pursuing, which drove both segments to record revenue and Adjusted EBITDA.

In TSS, the return to work, travel, and normal patterns of daily life following the pandemic, as well the continued benefit from the AIM Act, has resulted in robust demand for our Opteon™ low-GWP refrigerants as well as our Freon™ products.  We have been able to keep pace with rising raw material and logistics costs resulting in record 2Q financial performance for the segment.

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As you saw in yesterday’s release, we are investing $80 million dollars over the next several years to expand our OpteonTM YF capacity at Corpus Christi to support our customers’ transition to lower GWP refrigerants. This investment, along with on-going de-bottlenecking activities, will increase our Corpus Christi Opteon™ YF capacity by approximately 40%, and furthers our leadership position as the partner of choice for sustainable, climate friendly thermal management solutions.

In APM, we are one year into a multi-year journey to transform this business.  I am proud that after just one year, we are reporting record revenue, adjusted EBITDA, and adjusted EBITDA Margin for a second consecutive quarter. This is a result of our solid operating performance, a pivot to higher value applications from non-strategic end markets, and a focus on high growth - semicon, EV, and hydrogen markets.

Our chemistry and advances in material science will help shape the continued structural changes in advanced electronics and clean energy as performance demands on materials increase.  We are expanding our capacity to produce high quality PFA grades for semicon applications and we are exploring investment opportunities to increase our ionomer production capacity to support the Hydrogen Economy.  We hope to have more details to share soon.

In our TT segment we came through for our customers despite being ore constrained.  As a result of inflation and the war in Ukraine, energy and raw materials costs remain elevated. That said, the business fundamentals and demand for our Ti-PureTM products remains robust, and we are working closely with our customers to meet their demand needs across all regions. Our TVS strategy continues to provide our customers with supply reliability, pricing predictability and supply chain transparency which has proven crucial, especially in these challenging and dynamic times.  Our multi-year contracts remain in high demand, and we are proud of the relationships and strength of the commercial portfolio that we have built.

Finally, given our strong performance in the first half, we now believe that our full year adjusted EBITDA will be at the high end of our guidance range.  As a result of broad-based positive momentum in our businesses and our strong operating leverage, we are also raising our full year Free Cash Flow guidance from $550 million dollars to $600 million dollars.  We have raised our Free Cash Flow guidance for 2022 by $100 million dollars since the start of the year.

Our strong Free Cash Flow generation gives us the ability to generate significant value through our capital allocation policy, by investing for growth while returning cash to shareholders.  To that end, we repurchased $272 million dollars worth of shares in the first half of 2022. In order to drive long term shareholder value, we will continue to allocate capital and resources against our four strategic priorities.

Turning now to chart 4.  Although it's hard to believe, we are already five years into our Corporate Responsibility Commitment journey which includes our ambitious ESG targets.  We continue to build momentum on many fronts including:

•	driving transparency in our ESG disclosures
•	innovating to build a more sustainable portfolio,
•	staying ahead of our emission reduction targets
•	and making investment in our people and communities in which we operate.

We are looking forward to sharing all the progress we've made when our 2021 report is released in the coming weeks.  Ahead of that, I would like to touch on a few areas where we have made recent progress.

In TT, we are driving towards building the most sustainable TiO2 platform in the world.  One recent initiative is our participation in the Remove2Reclaim research program to recover TiO2 and advance circularity in the plastics industry.  As the technology leader in TiO2 production, we intend to lead the way forward on long-term circular design in products containing TiPure™ pigments.

In TSS, we continue to support our customers’ transition to low GWP thermal management solutions – solutions which are better for the planet from a global warming perspective and which can help our customers achieve energy efficiency goals and cost savings.

In APM we have developed a method of producing Advanced Polymer Architecture, or APA grade Viton fluoroelastomers without utilizing fluorinated polymerization aids.  A variety of Viton products are being developed

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to meet client and market demands, both reliably and sustainably, in the transportation, advanced electronics, industrial manufacturing, and oil and gas industries.

From a supply chain perspective, we were awarded EcoVadis’ Gold Certification, placing us in the top 5% of their responsible supplier participants.  We continue to use our global reach and platform to encourage a more sustainable, transparent supply chain in all of our businesses.

And finally, Chemours continues to be a leader in the communities in which we operate.  In April, we announced a partnership with North Carolina A&T University to enhance chemistry and chemical engineering research and coaching opportunities.  Students from diverse backgrounds will interact with and learn from our industry leading scientists. This new program is an exciting way to expand our work together, and builds on the work we already do with NC A&T through our Future of Chemistry Scholarship Program.

Around the world, our commitment to sustainability is evident. For all the details please see our upcoming CRC report which will be available through our Investor Relations website.

Sameer Ralhan, The Chemours Company, Senior Vice President, Chief Financial Officer

Thanks Mark.  Let’s turn to Chart 5.

The second quarter results reflect sustained demand for our differentiated, high-value applications, as well as favorable market dynamics in a number of our product lines. We have delivered these results despite macro-headwinds related to the ongoing conflict in Ukraine, inflationary impacts on raw material costs, and logistics issues.

Record Net sales of $1.9 billion dollars were up 16% year-over-year and 9% sequentially.  The year-over-year increase was primarily attributable to an increase in price of 23%, partially offset by a decrease in volume of 1% and currency headwinds of 2%. Portfolio change, driven by the sale of our Mining Solutions business in 2021, accounted for a 4% headwind on year-over-year basis.  Price increased across all our reportable segments.

Volumes were relatively flat as TSS volume growth was offset by the impact of ore constraints on TT volume and lower demand in non-strategic APM end markets, consistent with our strategy to drive mix towards higher value, differentiated product offerings. GAAP and Adjusted EPS were one dollar and twenty six cents per share ($1.26) and one dollar and eighty nine cents per share ($1.89) , respectively.

Adjusted EBITDA increased by $109 million dollars to $475 million dollars in the second quarter, driven by higher pricing and demand, with currency increasingly becoming more of a headwind.  Adjusted EBITDA Margin rose to 25% on a company wide basis, up 300 basis points from 22% in the prior-year, as pricing actions continue to outpace headwinds from raw material and logistics costs.

We generated $229 million dollars in Free Cash Flow in the quarter, up $40 million dollars, or 21%, over the prior-year quarter.  Free Cash Flow growth was primarily driven by higher earnings, improved working capital, and modestly lower Capex spend.  ROIC stands at 34% for the quarter, up from 20% in the prior year quarter.  Shareholders of record on August 15, 2022 will receive a dividend of Twenty Five cents per share ($0.25) as approved by our Board of Directors on July 27th.

Turning to chart 6 - Second quarter 2022 Adjusted EBITDA was $475 million dollars, up $109 million dollars, or 30% from the same period in 2021.  Market dynamics and pricing ahead of input cost increases in TSS, demand for high value, differentiated applications in APM, and pricing actions across the entire TT portfolio drove strong pricing contribution from all our segments.  Volume impact was flat as TSS volume growth was offset by lower TT volume due to ore constraints and APM volume as I discussed earlier.

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Currency headwinds totaled $27 million dollars, or 7%, in the quarter due to a broad-based strength in the US dollar. A rise in raw material and logistics costs in the quarter contributed to higher costs year-over-year.

Demand for our products and the impact of market dynamics across our portfolio resulted in robust price-cost spreads across our businesses. Overall, pricing actions generated a positive net contribution versus higher costs in the second quarter.

Turning now to chart 7 - Our cash position, liquidity and balance sheet remain strong.

In the second quarter, our cash balance increased from $1.15 billion dollars to $1.25 billion dollars.

Operating cash flow was $291 million dollars, an increase of $35 million dollars or 14% year-over-year.   The growth in Operating Cash Flow was primarily driven by higher earnings and improved working capital.  A total of $62 million dollars was spent on CAPEX, down vs. $67 million dollars in prior year quarter.  The sale of non-operating sites at Beaumont and Pascagoula was the largest ‘Other’ factor contributing over $30 million dollars to our end of the quarter cash balance.

During the second quarter of 2022, we returned $166 million dollars of cash to shareholders through dividends of $38 million dollars and share repurchases of $128 million dollars. The consistent rate of share repurchases places our current share count at approximately 156 million as of June 30, down 14% from 181 million shares at the time of spin in 2015.

On a trailing twelve-month basis, net-leverage was 1.6x, down from 1.8x in the prior quarter. Total liquidity stands at $2.0 billion dollars, including revolver availability of ~$800 million dollars, net Letters of Credit outstanding. Our MOU commitments include $100 million dollars in restricted cash in escrow, which is not included in these cash balances.  Recall our next MOU commitment of $100 million dollars is due in September after which our commitment goes to $50 million per annum over the next six years.

Turning to chart 8 – Let’s take a closer look at the composition of the Fayetteville Works charge we took in the quarter, including the potential cash flow impact over time.

In the second quarter we took a $174 million dollar charge related to our Fayetteville Works facility.  The charge is comprised of two components:

$62 million dollars related to construction of the barrier wall and the future operation of the groundwater and extraction system, and $112 million dollars related to legacy off-site remediation.

The first component of the charge is related to a change in estimate of the cost to construct the barrier wall system including the water capture and treatment system.  This increase was driven by material inflation, supply chain constraints, additional material requirements based on soil compatibility testing and additional mechanical, civil and electrical requirements.  We believe the system will be completed by early next year pending receipt of North Carolina approvals and other permits.

The second component of the charge relates to offsite water treatment in the vicinity of our plant.  This is a result of the EPA’s new Health Advisory for HFPO Dimer Acid.   Although we are challenging EPA’s decision, we will recognize the Consent Order requirement to incorporate “applicable health advisories”.   We have reserved our rights in connection with the challenge to the health advisory, but will honor our commitment under the Consent Order. In the meantime we are proceeding as if the new Dimer Acid health advisory is applicable under the Consent Order and have submitted plans for NCDEQ approval.

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The bars on the right hand side of the page illustrate the Free Cash Flow impact of the entire Fayetteville accrual of $510 million dollars. Over the next three years, Chemours expects to spend roughly $250 million dollars for remediation activities at and around Fayetteville, including construction, installation, and initial maintenance and operating activities. Maintenance and operating activities will then continue after the initial 3 year period and are expected to be approximately $16 million dollars of cash spend per year. Chemours expects to recover half of these aforementioned costs, under the MOU with DuPont and Corteva, until the year 2040. Currently, our teams are working to comply with the consent order and improve the sustainability of the Fayetteville Works site, which will continue to employ our key members in the region and be a key contributor to the expansion of our APM business.

We hope you find this chart helpful to understand not just its impact on our Free Cash Flow, but also what we are doing to honor our commitments to the community surrounding one of our key plants.

Moving to the next chart, I will cover the business segment highlights, starting with Titanium Technologies.

Ti-Pure value stabilization has enabled our commercial team to continue to meet strong customer demand for pigment even as ore supply continues to be constrained.  Commercially, we have the strongest book of contracted business in our history, and we are managing the business for the long term. Despite multiple and ongoing supply chain challenges we delivered on our surety of supply promise to our contracted customers. Through our relationships with leading suppliers, we are able to meet our long-term feedstock needs, and we are better positioned to optimize our circuit when ore constraints ease. While ore availability constraints limited production, we achieved record net sales of $968 million dollars, up 13% or $109 million dollars year-over-year.

As a result of pricing actions taken across the portfolio, price increased 23% from the prior year and 6% sequentially.  Volume was down 8% year-over-year and flat sequentially, driven by lack of ore availability, despite steady demand.   Currency was a 2% headwind in the quarter vs the prior year quarter.

Adjusted EBITDA for the segment was flat year-over-year at $216 million dollars. An increase in raw material costs, logistics, currency impacts, as well as sub-optimal production across the circuit due to ore constraints resulted in adjusted EBITDA margin of 22%, down 300 basis points year-over-year.

During the second half we expect input and material cost inflation will persist alongside headwinds from currency.  In addition, we are monitoring Chinese and European markets due to some softening demand we are experiencing there. Our expectation remains that the current ore constraint pressure will ease by year's end, allowing circuit optimization to gain momentum.

Overall, TT has a strong portfolio of globally contracted customers that assists in stabilizing the business during periods of uncertainty. We remain committed to meeting customer requirements and delivering on commitments.

Moving to Chart 10 - Increased adoption of OpteonTM low-GWP solutions and a disciplined pricing strategy drove yet another quarter of exceptional year-over-year growth for Thermal and Specialized Solutions.  We continue to see new partners adopt OpteonTM as a solution across a diverse array of needs around the globe.

Taking a closer look at the results, second quarter Net Sales increased 52% year-over-year to a record $518 million dollars. Pricing was a 39% tailwind on a year-over-year basis, a result of regulatory and market dynamics, as well as a disciplined approach to pricing ahead of raw material costs due to inflation.  Currency was a 2% headwind over the same period. Volume increased across almost all markets and was up 15% year-over-year and 21% sequentially, primarily due to increased adoption of low GWP refrigerants and other solutions.

Segment Adjusted EBITDA of $213 million dollars was up 85% from last year.  A 41% adjusted EBITDA margin was an increase of 700 bps over the prior year, driven primarily by pricing and mix. Adjusted EBITDA rose $39 million dollars or 22% on a sequential basis, primarily driven by normal seasonal dynamics in the refrigerants business.

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Looking forward, seasonal patterns should be similar to those prior to the pandemic, with a decline in the second half compared to the first as we exit the cooling season in the Northern Hemisphere. Margins are also likely to be impacted by raw material and logistics costs in the second half of the year.

To support our customers with their transition to lower GWP solutions, we have announced an $80 million dollar investment at our Corpus Christi, TX plant to expand Opteon™ YF production. This capacity expansion, anticipated to be complete by the end of 2024, pending final permit approvals, along with current de-bottlenecking projects should increase our site’s Opteon™ YF capacity by approximately 40%.

In the coming years, our customers’ transition and the structural shift away from legacy refrigerants high GWP products to lower GWP refrigerants will accelerate. Our TSS business is in prime position to support our customers as they broadly the widespread adoption with our climate friendly, low GWP OpteonTM solutions.

Turning to chart 11 - In our APM segment, we provide differentiated, high-value applications that support secular trends in growing markets including clean energy, and advanced electronics. For the quarter, our Net Sales were a record $401 million dollars. Sales increased 11% year-over-year and 4% sequentially in the second quarter, primarily due to a 15% improvement in prices.  In the quarter, price increases were due to a combination of demand for our high-value applications outpacing supply, and counter inflationary measures taken to offset rising raw material costs. Volume was down 1% year-over-year and up 4% sequentially primarily due to supply chain challenges and lower demand in non-strategic end markets, consistent with our strategy to drive higher value, differentiated product offerings.  APM’s Adjusted EBITDA for the second quarter was a record $107 million dollars, an increase of $28 million dollars over last year's second quarter.  Adjusted EBITDA growth year-over-year is indicative of the operational leverage in our business.  In spite of rising costs related to raw material and logistics, adjusted EBITDA margin improved 500 bps to 27% from the previous quarter and was a new record.

APM’s value-based pricing and supply chain integration, should drive significant benefits as it capitalizes on secular trends in advanced electronics, semiconductors, and Hydrogen Economy by providing  high-value, differentiated offerings and optimizing mix.

With that I will turn things back over to our CEO, Mark Newman. Mark?

Mark Newman, The Chemours Company, President and Chief Executive Officer

Let’s now turn to Chart 12 - As I said at the outset of the call, our outlook continues to strengthen given the great results we have delivered in both the first and second quarters.  As a result, we are now targeting the high-end of our Adjusted EBITDA guidance range of $1.475 billion dollars to $1.575 billion dollars.

In addition, we are raising our Free Cash Flow guidance to greater than $600 million dollars, up from our previous guidance of greater than $550 million dollars.  Based on this guidance, this will be our third straight year of generating greater than $500 million dollars of Free Cash Flow.

We are guiding Full Year Adjusted EBITDA to the high-end of our range at a time of increasing macroeconomic uncertainty but believe that our businesses are well positioned to hit these targets given the strong first half.  Our full year plan is grounded in a number of go-forward assumptions as shown on the chart.  The entire Chemours team is focused on ensuring that we deliver against our commitments.

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In closing on chart 13 - Our long-term focus continues to be on maximizing shareholder value through our four strategic priorities:

Priority 1 is to Improve TT earnings through the cycle, while growing with strategic customers.  Our Ti-Pure™ book of contracted business continues to be the best we have ever had in the business. TVS enables us to create stronger long-term partnerships with strategic customers and we will continue to take steps to reduce earnings volatility and generate a more stable cash flow stream from this business.

Priority 2 is to drive secular growth in TSS and APM behind class leading products and innovative chemistry.  In TSS, the transition to low GWP refrigerants, propellants and foaming agents provides a long runway for growth and our Opteon™  franchise enables us to benefit from regulatory dynamics in conjunction with market driven innovation.

In our APM business, we are expanding our market leading footprint with high return investments underpinning high growth platforms.  Near term growth will come from materials to support semiconductor infrastructure and EV applications, with a fast follow from the hydrogen economy and 5G infrastructure.

Priority 3 is to continue to manage and resolve legacy liabilities consistent with the Chemours/Dupont/Corteva MOU.  With this agreement in place, we will continue to put legacy issues behind us, and work collaboratively with all stakeholders – including the communities in which we operate -- to ensure a sustainable future for Chemours.

Finally, Priority 4 is to Return the majority of the Free Cash Flow we generate to our shareholders through a steady diet of share repurchases and a stable dividend, even while we invest for growth.  We believe that Priority 4 will compound the value of our first three priorities over time.

In closing, I am clearly proud of how we have performed in the first half.  On the back of a record setting 2Q, we continue to demonstrate our structural growth thesis and have paved the way for another outstanding year.  We will stay focused on execution and continue to live our purpose of creating a better world through the power of our chemistry.  Thank you again for your support.